UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) August 22, 2001


                                CenturyTel, Inc.

             (Exact name of registrant as specified in its charter)


       Louisiana                     1-7784                     72-0651161
    (State or other             (Commission File              (IRS Employer
    jurisdiction of                  Number)                Identification No.)
    incorporation)

    100 Century Park Drive, Monroe, Louisiana                    71203
     (Address of principal executive offices)                 (Zip Code)


     Registrant's telephone number, including area code      (318) 388-9000


Item 5:      Other Events

The following press release was issued by the Company on August 22, 2001:


FOR IMMEDIATE RELEASE:                         FOR MORE INFORMATION CONTACT:
August 22, 2001                                Jeff Glover (318) 388-9648
                                               jeff.glover@centurytel.com

CenturyTel Awarded Interim Access Rates on Former Verizon Properties MONROE, La.
 ... CenturyTel, Inc. (NYSE: CTL) today announced that the Public Service Commission of Wisconsin has approved interim access rates resulting in an annual increase of $7.9 million in revenues for properties acquired from Verizon.

The rates are effective immediately and are subject to refund pending an order establishing permanent rates. CenturyTel anticipates filing a permanent rate case for these properties during the fourth quarter of 2001.

This is the second regulatory issue resolved by CenturyTel within the past week. Last week CenturyTel announced it had received a favorable ruling in Arkansas related to costs stemming from unlimited local calling plans. The resolution of these two regulatory issues should produce a combined pre-tax benefit of nearly $30 million per year, which is expected to be fully recognized in 2002.

CenturyTel, Inc. provides communications services including local exchange, wireless, long distance, Internet access and data services to more than three million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, and the 8th largest cellular company, based on population equivalents owned, in the United States.

Visit CenturyTel's corporate Web site at (www.centurytel.com)



                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           CENTURYTEL, INC.

                                        By: /s/ Neil A. Sweasy
                                           ---------------------
                                           Neil A. Sweasy
                                           Vice President and Controller